EXHIBIT 11.1
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
                       ANDRX CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE

                                                                                                          FOR THE NINE MONTHS
                                                    FOR THE YEARS ENDED DECEMBER 31,                      ENDED SEPTEMBER 30,
                                                    --------------------------------                      -------------------
                                             1993                 1994              1995              1995              1996
                                             ----                 ----              ----              ----              ----
                                                                                                            (UNAUDITED)
Net loss  ............................   $(2,044,300)        $(3,104,500)       $(5,187,000)      $(2,884,400)       $(2,903,000)
                                         ===========         ===========        ============      ============       ============

Actual weighted average shares
  of common stock outstanding.........     7,535,500           8,548,800          9,297,900         9,080,500         11,734,000

Impact of shares issued within
  12 months of initial public
  offering,  after application
  of the treasury method..............       103,000             103,000             92,000           101,700             ---

Impact of warrants exercised
  within 12 months of initial
  public offering, after appli-
  cation of the treasury method.......        90,100              90,100             40,400            53,400             ---

Impact of opinions granted within
  12 months of initial public
  offering, after application of
  the treasury method.................        16,500              16,500             16,500            16,500             ---
                                         -----------         -----------        -----------       -----------        -----------

Weighted average shares of
  common stock outstanding............     7,745,100           8,758,400          9,446,800         9,252,100         11,734,000
                                         ===========         ===========        ===========       ===========        ===========

Net loss per share....................   $     (0.26)        $     (0.35)       $     (0.55)      $     (0.31)       $     (0.25)
                                         ===========         ===========        ===========       ===========        ===========
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